Exhibit 4.57

To:    Scorpio Bulkers Inc.
SBI Samba Shipping Company Limited
SBI Rumba Shipping Company Limited
SBI Tango Shipping Company Limited
9, Boulevard Charles III
Monaco 98000

Dated: May 4, 2016

Dear Sirs:

We refer to that certain amended and restated senior secured term credit agreement dated as of February 15, 2016 (as the same has been or may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Scorpio Bulkers Inc., as borrower (the “Borrower”), the guarantors listed in Schedule 1-A of the Credit Agreement, as guarantors (each a “Guarantor”), the banks and financial institutions listed in Schedule 1-B to the Credit Agreement, as lenders (the “Lenders”), and Deutsche Bank AG Filiale Deutschlandgeschäft as lead arranger (the “Lead Arranger”), administrative agent (the “Agent”), account bank and security trustee (the “Security Trustee” and together with the Lenders, the Lead Arranger and the Agent, the “Creditor Parties”). We also refer to each of the Guarantor Joinder Agreements identified in Schedule 1 hereto (each a “Guarantor Joinder Agreement”). Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

The Borrower has requested that the Lenders consent to:

1.
the prepayment of the following amount for each Advance of the Loan for the relevant Collateral Vessel (collectively, the “Prepayments”) which Prepayments shall be applied against the repayment instalments falling due on the first Quarterly Payment Date falling in 2018:

a.	SBI SAMBA - $344,594.59

b.	SBI RUMBA - $297,212.84

c.	SBI TANGO - $183,699.32

2.
the Borrower resuming making repayment instalments for each Advance of the Loan related to the relevant Collateral Vessel on the second Quarterly Payment Date falling in 2018 rather than the first Quarterly Payment Date falling in 2018.

Exhibit 4.57

The Lenders hereby consent to the Prepayments and the modification of the repayment schedule of the Loan as indicated above subject to the following terms and conditions:

1.
On or before May 9, 2016, the Borrower shall have made each of the Prepayments. For the purpose of this letter agreement, the date on which the Borrower makes the Prepayments shall be referred to herein as the “Prepayment Date.”

2.	Except for the Prepayments, the Borrower shall not be required to make a repayment instalment for any Advance of the Loan until the second Quarterly Payment Date falling in 2018.

3.
References in the Credit Agreement and each of the other Finance Documents to “this Agreement” or “Credit Agreement” or other equivalent references shall mean the Credit Agreement as further amended and supplemented by this letter agreement. This letter agreement shall be deemed a “Finance Document” as such term is used in the Credit Agreement.

4.	Each of the Security Parties represents and warrants to the Creditor Parties that:

a.
the representations and warranties set out in Clause 10 of the Credit Agreement (other than those relating to a specific date) were true and correct as to the Borrower on the Effective Date and each Drawdown Date and as to each of the Guarantors on the date of the Guarantor Joinder Agreement to which it is a party and each Drawdown Date occurring on or after the date of such Guarantor Joinder Agreement and are true and correct as if made on the date of this letter agreement and the Prepayment Date;

b.
each of the Security Parties has the power to execute, deliver and perform its obligations under this letter agreement and all necessary corporate, shareholder and other actions have been taken by each Security Party to authorize the execution, delivery and performance of this letter agreement;

c.	this letter agreement constitutes valid and legally binding obligations of each of the Security Parties enforceable in accordance with its terms;

d.
the execution, delivery and performance of this letter agreement will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment or decree to which any of the Security Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Security Parties is a party or is subject or by which it or any of its property is bound; (iii) contravene or conflict with any provision of the constitutional documents of any of the Security Parties or (iv) result in the creation or imposition of or oblige any of the Security Parties to create any Security Interest (other than a Permitted Security Interest) on any of the undertaking, assets, rights or revenues of any of the Security Parties;

e.	it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this letter agreement that it or any other

Exhibit 4.57

instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to this letter agreement and this letter agreement is in proper form for its enforcement in the court of each Pertinent Jurisdiction; and

f.
every consent, authorization, license or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Security Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this letter agreement or the performance by any of the Security Parties of their respective obligations under this letter agreement has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

5.
Each of the Finance Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendment of the Credit Agreement provided for in this letter agreement.

6.	The provisions of Clauses 29, 30, 32 and 33 of the Credit Agreement shall apply to this letter agreement as if set forth herein.

7.
Save as amended by this letter agreement, the provisions of the Credit Agreement and each of the other Finance Documents shall continue in full force and effect and the Credit Agreement and this letter agreement shall be read and construed as one instrument.

Very truly yours,

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT,
as Agent, Security Trustee, Lender
and Lead Arranger

By:__________________________
Name:
Title:

Exhibit 4.57

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Finance Documents to the “Credit Agreement”, the “Agreement” or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement.

Scorpio Bulkers Inc.

/s/ Hugh Baker
By:__________________________
Name: Hugh Baker
Title: Chief Financial Officer
Date: May _4_, 2016

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Finance Documents to the “Credit Agreement”, the “Agreement” or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement.

SBI Samba Shipping Company Limited
SBI Rumba Shipping Company Limited
SBI Tango Shipping Company Limited

/s/ Hugh Baker
By:__________________________
Name: Hugh Baker
Title: Secretary
Date: May _4_, 2016

Exhibit 4.57

Schedule 1

Guarantor Joinder Agreement dated February 13, 2015 between SBI Samba Shipping Company Limited and the Agent.

Guarantor Joinder Agreement dated February 17, 2015 between SBI Rumba Shipping Company Limited and the Agent.

Guarantor Joinder Agreement dated February 15, 2016 between SBI Tango Shipping Company Limited and the Agent.